Prudential Jennison Natural Resources Fund, Inc.
Semi-Annual period ending 4-30-15
File No. 811-05206

SUB-ITEM 77-C
Submission of Matters to a Vote of Security Holders
Results of Proxy Voting (Unaudited)
At a special meeting of shareholders held on November 26, 2014, shareholders of Prudential Jennison Natural Resources Fund, Inc.
approved the following proposal.

Proposal:  To elect twelve Directors:


           SHARES VOTED   % VOTED   % OF T/O

ELLEN S. ALBERDING
FOR      61,392,641.074  98.066%   72.383%
WITHHELD 1,211,255.837   1.934%     1.428%
KEVIN J. BANNON
FOR     61,512,293.019    98.257%    72.524%
WITHHELD 1,091,603.892   1.743%    1.287%
LINDA W. BYNOE
FOR      61,414,685.435  98.101%     72.409%
WITHHELD 1,189,211.476    1.899%   .402%
KEITH R. HARTSTEIN
FOR      61,494,639.061   98.229%   72.504%
WITHHELD  1,109,257.850   1.771%    1.307%
MICHAEL S. HYLAND
FOR      61,434,538.919    98.133%   72.433%
WITHHELD   1,169,357.992    1.867%   1.378%
STEPHEN P. MUNN
FOR      61,430,354.472    98.126%    72.428%
WITHHELD   1,173,542.439   1.874%    1.383%
JAMES E. QUINN
FOR       61,498,925.303   98.235%   72.509%
WITHHELD   1,104,971.608    1.765%   1.302%
RICHARD A. REDEKER
FOR      61,433,862.847   98.132%   72.432%
WITHHELD  1,170,034.064   1.868%   1.379%
STEPHEN G. STONEBURN
FOR       61,391,086.388   98.063%   72.382%
WITHHELD   1,212,810.523   1.937%   1.429%
GRACE C. TORRES
FOR      61,465,724.005   98.182%   72.470%
WITHHELD   1,138,172.906   1.818%   1.341%
STUART S. PARKER
FOR       61,523,262.201  98.274%    72.537%
WITHHELD  1,080,634.710    1.726%    1.274%
SCOTT E. BENJAMIN
FOR     61,499,602.905    98.237%   72.510%
WITHHELD  1,104,294.006   1.763%    1.301%

The special meeting of shareholders of the Fund held on November
26, 2014, was adjourned to December 3, 2014, and further adjourned to December 10, 2014, and January 9, 2015 to permit further solicitation of proxies on the proposals noted below.

An abstention or a broker non-vote is considered present for purposes of determining a quorum but has the effect of a vote against such matters. At the special meeting of shareholders held on January 9, 2015, insufficient votes were obtained to approve the following proposals:

Proposal: To permit Prudential Investments LLC (PI) to enter into or make material changes to the Fund's subadvisory agreements with subadvisers that are wholly-owned subsidiaries of PI or a sister company of PI (wholly-owned subadvisers) without shareholder approval.


                 SHARES VOTED     % OF VOTED   % OF TOTAL
FOR            15,834,578.015     25.280%      18.670%
AGAINST          959,385.371       1.532%      1.131%
ABSTAIN          376,795.488       0.601%      0.444%
BROKER NON-VOTE  45,468,194.904   72.587%     53.608%
TOTAL          62,638,953.778    100.000%     73.853%


Proposal: To designate the Fund's investment objective as a non-fundamental policy of the Fund, meaning that the Fund's investment objective could be changed with the approval of the Fund's Board of Directors, but without shareholder approval.


                  SHARES VOTED    % OF VOTED    % OF TOTAL
FOR               8,666,926.075    13.837%      10.219%
AGAINST           8,021,962.121    12.807%      9.458%
ABSTAIN            481,870.928       0.769%      0.568%
BROKER NON-VOTE  45,468,194.654   72.587%     53.608%
TOTAL            62,638,953.778    100.000%    73.853%